EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Organic To Go Food Corporation:

We hereby consent to the incorporation in this Registration Statement on Form SB-2 and related prospectus (the “Prospectus”) of Organic To Go Food Corporation of our report dated March 8, 2007, relating to the consolidated financial statements of Organic To Go, Inc. for the years ended December 31, 2005 and 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California
July 12, 2007